Delisting Determination, The Nasdaq Stock Market, LLC, August 5, 2025 Baijiayun Group Ltd.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of Baijiayun Group Ltd. effective at the opening of the trading session on August 18, 2025. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(a)(1).The Company was notified of the Staff determination on March 14, 2025.
On March 19, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815. On April 24,
2025, the hearing was held. On May 9, 2025 the Panel reached a decision and a Decision letter was issued on May 12, 2025.
On May 12, 2025 the Panel reached a decision and decided to suspend the Company from the Exchange.
The Company security was suspended on May 15, 2025. The
Staff determination to delist the Company security became final on July 11, 2025